Exhibit 4.1

LAFARGE NORTH AMERICA INC.
EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective June 1, 2005)

     The Lafarge North America Inc. Employee Stock Purchase Plan (the “Plan”) was originally adopted by the Board of Directors of Lafarge North America Inc. (“Lafarge”) on February 10, 1988, and approved by shareholders at the May 4, 1988 annual meeting. On February 10, 1998, the Board of Directors adopted resolutions approving and recommending to the shareholders for adoption an amendment to the Plan to increase from 1,000,000 to 2,000,000 the aggregate number of shares of common stock available for issuance under the Plan and Exchangeable Preference Shares of Lafarge Canada Inc. (“LCI”) available for issuance under any plan of LCI determined to be comparable to the Plan and to make certain other changes. This amendment was approved by the shareholders of Lafarge at the May 5, 1998 annual meeting. Lafarge now desires to amend and restate the Plan to provide more flexibility in establishing the terms and conditions of offerings made under the Plan and to make certain other changes. The Plan is hereby amended by restatement in its entirety effective June 1, 2005 and applies to Offerings made on and after that date.

ARTICLE I.

Purpose and Intent

     1.1 Purpose. The purpose of the Plan is to provide Eligible Employees who wish to become shareholders of Lafarge a convenient method of doing so. Lafarge believes that participation in the ownership of the business by employees will be to the mutual benefit of both the employees and Lafarge.

     1.2 Intent. This Plan document is intended to satisfy the requirements of Section 423 of the Code. The terms of the Plan will be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423.

ARTICLE II.

Definitions

     2.1 “Account” means an account established by a Participating Company in the name of a Participant to record the amount accumulated for the Participant as a result of deductions from the Participant’s paycheck and any lump sum payments made in accordance with Section 5.4 for the purpose of purchasing shares of Common Stock under the Plan.

     2.2 “Administrative Committee” means the Administrative Committee described in Section 9.1.

     2.3 “Benefit Plan Design Committee” means the Benefit Plan Design Committee appointed by the Board.

     2.4 “Board” means the Board of Directors of Lafarge.

     2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     2.6 “Common Stock” means the common stock, $1.00 U.S. par value per share, of Lafarge.

     2.7 “Compensation” means the cash remuneration payable by a Participating Company to a Participant for personal services rendered to the Participating Company prior to reduction for (i) any contributions made by a Participating Company on behalf of the Participant pursuant to a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by the Participating Company, (ii) any salary reduction amounts elected by the Participant for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Section 125(d) of the Code) maintained by a Participating Company, and (iii) any elective amounts that are not includible in the gross income of a Participant by reason of Section 132(f)(4) of the Code, and including overtime, commissions, and bonuses paid pursuant to an established written bonus plan or program, but excluding allowances, deferred compensation payments and any other extraordinary remuneration. The Compensation of a Participant who does not receive cash remuneration computed in United States dollars will be determined by converting the remuneration into United States dollars in accordance with the Compensation Exchange Rate.

     2.8 “Compensation Exchange Rate” means the New York foreign currency exchange rate as reported in the Wall Street Journal for the first business day of the month immediately preceding an Offering Date.

     2.9 “Eligible Employee” means an employee of a Participating Company, other than an employee whose customary employment is 20 or fewer hours per week or not more than 5 months in any calendar year. An individual on approved paid or approved unpaid leave of absence for 90 days or less or who has a statutory or contractual right of continued employment upon expiration of a leave of more than 90 days is an Eligible Employee for purposes of the Plan.

     2.10 “Enrollment Agreement” means an agreement in a form established by the Administrative Committee from time to time, pursuant to which an Eligible Employee elects to participate in the Plan, or elects changes with respect to participation as permitted under the Plan.

     2.11 “Enrollment Period” means the period of time before the beginning of an Offering, as prescribed by the Administrative Committee.

     2.12 “ESPP Broker” means a stock brokerage firm or other entity, if any, designated by the Administrative Committee to establish accounts for purposes of holding stock purchased by Participants under the Plan.

     2.13 “Fair Market Value” means the closing sale price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the other primary trading market for the Common Stock).

     2.14 “Holding Period” means the period of time, if any, following the Purchase Date during which the Common Stock may not be sold, certificated, pledged, or otherwise transferred by the Participant. The Holding Period may be established by the Benefit Plan Design Committee, in its discretion, with respect to any Offering, and may apply to all or a designated portion of the shares of Common Stock purchased by each Participant in the Offering, subject to Section 11.1.

     2.15 “Lafarge” means Lafarge North America Inc., a Maryland corporation.

     2.16 “LCI” means Lafarge Canada Inc.

     2.17 “Offering” means an offer extended to Eligible Employees to purchase Common Stock at the end of an Offering Period through participation in the Plan.

     2.18 “Offering Date” means the first day of an Offering Period on which the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the other primary trading market for the Common Stock) is open.

     2.19 “Offering Period” means the period of time established by the Benefit Plan Design Committee from time to time for an Offering, beginning on the Offering Date and extending for the specified period of time; provided, however, that under no circumstances will any Offering Period exceed 27 months or such other period as may be required under Code Section 423(b)(7).

     2.20 “Participant” means an Eligible Employee who elects to participate in the Plan pursuant to Section 5.1.

     2.21 “Participating Company” means Lafarge and any Subsidiary that has been designated by the Administrative Committee as a Participating Company in the Plan. The Administrative Committee will designate from time to time the Subsidiaries that will be Participating Companies in the Plan. As of June 1, 2005, the Subsidiaries that are Participating Companies in the Plan are as follows: Lafarge Midwest, Inc., Lafarge Presque Isle, Inc., Redland Quarries Inc., Lafarge Mid-Atlantic, Inc., Lafarge West, Inc., Lafarge Southwest, Inc., Whitestone Supply Co., Whitestone Supply Co. of Lordstown, E.O. Stone Acquisition, Ltd., Lafarge Dakota Inc., Cement Transport, Ltd., Redland Frontier, Inc., and Systech Environmental Corporation.

     2.22 “Plan” means this Lafarge North America Inc. Employee Stock Purchase Plan.

     2.23 “Purchase Date” is the last day of an Offering Period on which the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the other primary trading market for the Common Stock) is open.

     2.24 “Purchase Price” means the exercise price established by the Benefit Plan Design Committee with respect to a specific Offering; provided, however, that the Purchase Price may not be less than the lesser of (i) 85% of the Fair Market Value of the Common Stock on the Offering Date or (ii) 85% of the Fair Market Value of the Common Stock on the Purchase Date. Subject to the foregoing, the Benefit Plan Design Committee may establish the Purchase Price with reference to the Fair Market Value of the Common Stock (or a specified percentage thereof) on one or more dates during the Offering Period, but it need not be established with reference to Fair Market Value on both the Offering Date and the Purchase Date.

     2.25 “Restatement Effective Date” means June 1, 2005.

     2.26 “Share Account” means an account established and maintained by the ESPP Broker to hold the shares of Common Stock purchased pursuant to this Plan for a Participant.

     2.27 “Subsidiary” mean any corporation (other than Lafarge) that is in an unbroken chain of corporations beginning with Lafarge if, at the time of the granting of a right to purchase Common Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

ARTICLE III.

Offering Terms and Conditions

     3.1 Benefit Plan Design Committee to Establish Offering Terms and Conditions. The Benefit Plan Design Committee will establish the terms and conditions of each Offering in accordance with the terms of the Plan, including:

     (a) the Offering Period;

     (b) the maximum Fair Market Value or other dollar limit on shares or the maximum number of shares of Common Stock that may be purchased with respect to the Offering for each Participant; provided, however, that if a maximum dollar limit is computed in United States dollars, an equivalent amount will be computed in accordance with the Compensation Exchange Rate with respect to a Participant whose salary or wages are not computed in United States dollars; provided, further, that the maximum dollar limit or number of shares will be established so as not to exceed the limitations under Section 4.2;

     (c) the Purchase Price;

     (d) the methods of payment (payroll deductions and/or lump sum payments) that will be made available in connection with an Offering; provided, however, that unless otherwise specified by the Benefit Plan Design Committee, payroll deductions will be the sole means of accumulating funds in a Participant’s Account;

     (e) the Holding Period, if any; and

     (f) whether to permit excess payments under Section 6.3 to be carried forward to a subsequent Offering Period.

     3.2 Consistency; Change in Terms and Conditions. The terms and conditions of each Offering will be applied consistently to all Eligible Employees with respect to the Offering. Once the terms and conditions are established with respect to an Offering, they will remain in effect with respect to subsequent Offerings unless expressly changed by the Benefit Plan Design Committee.

ARTICLE IV.

Eligibility

     4.1 General. Except as provided in Section 4.2, an Eligible Employee will be eligible to enroll and participate in the Plan for a specified Offering if he or she (i) is an employee of a Participating Company on the Offering Date for the Offering and (ii) continuously meets any other eligibility requirements under the Plan or as specified by the Benefit Plan Design Committee through the Purchase Date for that Offering.

     4.2 Limitations. Notwithstanding anything herein to the contrary, (i) no Eligible Employee will be granted a right to purchase shares of Common Stock under the Plan if the employee, immediately after the grant, would own shares representing 5% or more of the total combined voting power or value of all classes of shares of Lafarge or of its parent or subsidiary corporations, determined in accordance with Code Sections 423(b)(3) and 424(d), and (ii) no

Eligible Employee will be granted a right to purchase shares of Common Stock under the Plan that would cause his or her rights to purchase shares under all “employee stock purchase plans” of Lafarge and its parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of the shares (determined at the time the right to purchase is granted) for each calendar year in which the right to purchase is outstanding at any time, determined in accordance with Code Section 423(b)(8).

ARTICLE V.

Participation

     5.1 Initial Enrollment Required; Automatic Re-Enrollment. An Eligible Employee may elect to become a Participant in an Offering by completing an Enrollment Agreement provided by Lafarge and submitting it to Lafarge (or another entity designated by Lafarge for this purpose) during the Enrollment Period related to the Offering. If the Enrollment Agreement is submitted after the close of the Enrollment Period related to an Offering, it will be effective for the next following Offering. At the end of each Offering each Participant who continues to be eligible to participate pursuant to Section 4.1 will be automatically re-enrolled in the next Offering using the same elections as in effect for the prior Offering, unless the Participant completes a new Enrollment Agreement during the Enrollment Period for the next Offering. Notwithstanding the foregoing, the Administrative Committee may require Participants to complete new Enrollment Agreements at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

     5.2 Grant of Right to Purchase. Upon the Offering Date, each Participant will be granted the right to purchase at the Purchase Price a specified dollar amount or number of shares of Common Stock not exceeding the maximum limit on shares permitted to be purchased under Section 3.1(b).

     5.3 Payroll Deductions. If the Benefit Plan Design Committee has authorized payroll deductions in connection with an Offering, the following provisions will apply:

     (a) Authorization. Each Participant’s Enrollment Agreement will authorize payroll deductions each payday in an amount equal to a whole percentage or dollar amount of his or her Compensation, but not more than the amount required to pay the Purchase Price under the right to purchase Common Stock granted under Section 5.2. Payroll deductions will begin as soon as administratively feasible following the Offering Date and will continue until the Participant’s termination of employment unless (i) the Participant ceases payroll deductions as provided in Section 5.3(b) or (ii) participation is earlier withdrawn or suspended by the Participant as provided in Section 7.1.

     (b) Cessation and Resumption of Payroll Deductions. A Participant may instruct Lafarge to cease payroll deductions, which will be effective on the first payroll date occurring at least 15 days (or such other period as specified by the Administrative Committee) after notice to cease deductions is delivered to Lafarge (or its designee). Notice will be provided by the Participant in a manner consistent with the procedures specified by the Administrative Committee. A Participant who has ceased payroll deductions may elect to: (i) withdraw from the Offering in accordance with Section 7.1 or (ii) have his or her Account maintained through the Purchase Date, at which time the amounts accumulated the Participant’s Account will be used to pay the Purchase Price upon exercise of the right to purchase Common Stock under the Offering.

     5.4 Lump Sum Payments. To the extent that the Benefit Plan Design Committee authorizes lump sum payments pursuant to Section 3.1(d), a Participant who elects to pay the Purchase Price (or any portion thereof) by lump sum may tender payment to Lafarge at the time and in the manner specified by the Administrative Committee, provided that the time of payment is not later than the Purchase Date.

ARTICLE VI.

Purchase of Stock

     6.1 Participants’ Accounts. Any amounts withheld as payroll deductions from a Participant’s Compensation during an Offering Period will be allocated to the Participant’s Account, to which balance will be added any lump sum payment amounts tendered by the Participant under Section 5.4 (to the extent permitted by the terms of a particular Offering). No interest will be paid or allowed on any amounts allocated to the Accounts of Participants, except to the extent payment of interest on such amount is required by the laws of any applicable jurisdiction.

     6.2 Exercise of Right to Purchase Common Stock on Purchase Date. If a Participant has not withdrawn from participation in an Offering on the Purchase Date, the Participant’s right to purchase Common Stock in connection with the Offering will be exercised automatically by applying all amounts accumulated in the Participant’s Account to the purchase of Common Stock at the Purchase Price, subject to applicable limitations under Section 6.4. For purposes of this Section, the amount accumulated in the Account of a Participant whose salary or wages are not computed in United States dollars will be converted into United States dollars in accordance with the New York foreign currency exchange rate as reported in the Wall Street Journal for the Purchase Date. Lafarge (or its designee) will deliver certificates for the shares of Common Stock or allocate the shares of Common Stock purchased to the Participants’ Share Accounts as provided in Section 6.5.

     6.3 Excess Payments. Except as described herein, in the event that the sum of a Participant’s accumulated payroll deductions and, if applicable, any lump sum payment tendered under Section 5.4 exceeds the amount applied to the purchase of Common Stock on the Purchase Date under Section 6.1, the excess over the aggregate Purchase Price of Common Stock will be refunded to the Participant within 60 days of the Purchase Date. The Benefit Plan Design Committee may, in establishing the terms of an Offering as described in Section 3.1, provide that excess amounts accumulated in Participants’ Accounts will be applied for the purchase of shares of Common Stock in a subsequent Offering.

     6.4 Limitation. If on any Purchase Date the total number of shares to be purchased would cause the aggregate number of shares of Common Stock delivered under the Plan to exceed the total number of shares of Common Stock then available for delivery under the Plan, then the number of shares to be purchased on the Purchase Date by any Participant will be reduced pro-rata based on the number of shares for which the Participant’s right to purchase Common Stock would have been exercised, so that the number of shares purchased by all Participants equals the number of remaining available shares.

     6.5 Delivery of Shares.

     (a) Delivery to Participants. Unless and until the Administrative Committee has designated an ESPP Broker, then following the end of each Offering the number of shares of Common Stock purchased by each Participant will be reflected in Lafarge’s books and a certificate for such shares will issued and delivered to the Participant as soon as practicable following the Holding Period with respect to the Offering.

     (b) Delivery to ESPP Broker. In the event the Administrative Committee has designated an ESPP Broker, then following the end of each Offering the number of shares of Common Stock purchased by each Participant will be deposited into a Share Account established and maintained by the ESPP Broker for the benefit of the Participant.

Notwithstanding the foregoing, the obligation of Lafarge to deliver or deposit the shares of Common Stock will be postponed for such period of time as may be necessary to register or qualify the purchased shares under the Securities law of 1933 and any applicable foreign or state securities law.

     6.6 Stockholder Rights. No Participant will have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with the Plan and the Common Stock has been issued by Lafarge. Subject to Section 6.7, upon purchase of shares of Common Stock on each Purchase Date, a Participant will acquire all the rights and privileges of a stockholder in Lafarge with respect to the shares of Common Stock issued to him or her, including the right to direct the vote of the shares on any matter for which the record date for voting is on or after the Purchase Date and the right to receive any dividend for which the record date is on or after the Purchase Date. These rights will be subject to the customary terms and conditions applicable to shares held for customers in a brokerage account, except as otherwise provided by the Administrative Committee.

     6.7 Transfer and Forfeiture. No Participant may sell, certificate, pledge or otherwise transfer the shares of Common Stock acquired by him or her under the Plan after the Restatement Effective Date until after the expiration of the applicable Holding Period, if any, except as permitted under Offering terms or rules adopted by the Administrative Committee. Shares purchased under the Plan are non-forfeitable.

     6.8 Removing Shares from the Share Account. In the event a Participant’s shares of Common Stock are held in a Share Account, after the expiration of the Holding Period, if any, applicable to shares of Common Stock, the Participant may remove shares from his or her Share Account by (i) directing the sale of the shares; (ii) directing the issuance and delivery of a share certificate evidencing the shares; or (iii) if the Administrative Committee so permits, transferring the shares to another brokerage account, in each case subject to such rules as the Administrative Committee may establish (which may limit the availability of any of these alternatives so long as some means for removal of shares is provided). In addition, a Participant’s ability to remove shares from the Share Account and subsequent transactions in shares may be restricted by the Administrative Committee for administrative reasons, may be conditioned upon the Participant’s agreement to promptly disclose his or her subsequent sales or dispositions of the shares and the terms thereof, and will be subject to Lafarge’s securities compliance and insider trading rules and its code of conduct. Shares that are sold, shares for which certificates are issued or delivered (other than to the ESPP Broker or its nominee) or shares that are transferred to another brokerage account will no longer be deemed held for a Share Account.

     6.9 Dividends Not Held in Share Account. Dividends declared and paid on shares held in a Participant’s Share Account at the record date for these dividends will be paid directly to the Participant and will not be held in the Participant’s Share Account.

ARTICLE VII.

Withdrawal, Termination of Employment and Leave of Absence

     7.1 Withdrawal. A Participant, by giving notice to Lafarge at the time and in the manner required by the Administrative Committee, may withdraw from the Plan with respect to a specified Offering. If a Participant withdraws from an Offering: (i) payroll deductions, if any, previously authorized by the Participant will cease, (ii) the Participants right to purchase Common Stock will be cancelled and no shares will be purchased for him or her on the Purchase Date for the Offering, and (iii) all amounts accumulated in his or her Account will be refunded to him or her within 60 days after the Purchase Date related to the Offering. A Participant who has instructed Lafarge to cease payroll deductions and who, pursuant to Section 5.3(c), receives a refund of the amount accumulated in his or her Account will be deemed to have withdrawn from the Plan for that Offering. A Participant’s withdrawal will not have any effect upon his or her eligibility to participate in any subsequent Offering.

     7.2 Termination of Employment. In the event that a Participant’s employment with a Participating Company terminates for any reason (including disability, retirement or death), no further payroll deduction will be made from any Compensation due and owing to the Participant at that time and the Participant will not be required or permitted to make a lump sum payment under the Plan. The amount accumulated in the Participant’s Account will be refunded to the Participant as soon as practicable after the termination date, or, if the Participant is deceased, to the Participant’s estate in accordance with Section 10.1, within 60 days after the termination date. In this case, the Participant’s right to purchase Common Stock in connection with an Offering will terminate at the time of termination of employment, and no shares may be purchased for the Participant thereafter for any reason. Whether and when a Participant will be deemed to have terminated employment will be determined by the Administrative Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

     7.3 Leave of Absence. The Administrative Committee may adopt rules governing Participants who take a leave of absence in excess of 90 days (without a statutory or contractual right to return) or who have other changes in employment status not otherwise covered by this Section, which rules may specify that the Participants’ participation may be limited or terminated (subject to the explicit terms of the Plan and the requirements of Code Section 423).

ARTICLE VIII.

Common Stock

     8.1 Number of Shares to be Issued. The maximum number of shares of Common Stock issued under rights to purchase Common Stock granted under the Plan, when added to the aggregate number of Exchangeable Preference Shares of LCI issued under options or rights to purchase granted under any plan of LCI determined by the Administrative Committee to be comparable to this Plan, will not exceed a total of 2,000,000 shares, subject to adjustment as permitted under Section 8.2. The Common Stock to be delivered upon exercise of rights to purchase under the Plan may consist of authorized but unissued shares of Common Stock or shares of Common Stock previously issued and reacquired by Lafarge.

     8.2 Adjustments Upon Changes in Common Stock. In the event that Lafarge shall effect a split of the Common Stock or declare a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares available under the Plan and the maximum number of shares which may be purchased in an Offering Period by a Participant under the Plan will be increased or decreased proportionately. In the event of a reclassification of the Common Stock not covered by the foregoing or in the event of a liquidation or reorganization of Lafarge, including a merger, consolidation or sale of assets, the Board will make such adjustments, if any, as it may deem appropriate in the number, Purchase Price and kind of shares that are covered by rights to purchase the Common Stock theretofore granted under the Plan or that are otherwise subject to the Plan and the terms and conditions of an Offering, including, without limitation, closing an Offering early and permitting purchase on the last business day of such reduced Offering Period, or terminating an Offering and refunding Participants’ Account balances. The provisions of this Section will only be applicable if, and only to the extent that, the application thereof does not conflict with Code Section 423 or any other valid governmental statute, regulation or rule.

ARTICLE IX.

Administration of the Plan

     9.1 Administrative Committee. The Plan will be administered by the Administrative Committee, which will consist of three or more employees of Lafarge. Each member of the Administrative Committee will be appointed by and serve at the pleasure of the Board. The Board will have the sole continuing authority to appoint members of the Administrative Committee both in substitution for members previously appointed and to fill vacancies however caused. The Administrative Committee will designate one of its members as Chairman and will hold meetings at such times and places as it may determine. Each member of the Administrative Committee will be notified in writing of the time and place of any meeting of the Administrative Committee at least two days prior to such meeting, provided that this notice may be waived by an Administrative Committee member. A majority of the members of the Administrative Committee will constitute a quorum and any action taken by a majority of the members of the Administrative Committee present at any duly called meeting at which a quorum is present (or action unanimously approved in writing) will constitute action by the Administrative Committee. The Administrative Committee may appoint a Secretary (who need not be a member of the Administrative Committee) who will keep minutes of its meetings. The Administrative Committee may make such rules and regulations for the conduct of its business as it may determine.

     9.2 Administrative Committee Authority. The Administrative Committee will have full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrative Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrative Committee may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. No member of the Administrative Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any right to purchase Common Stock granted hereunder.

     9.3 ESPP Broker. The Administrative Committee may appoint an ESPP Broker that will perform such duties as may be set forth in the Plan or any agreement between Lafarge and the ESPP Broker.

ARTICLE X.

Amendment and Termination of the Plan

     10.1 Termination. Subject to the right of the Board to terminate the Plan prior thereto, the Plan will terminate when all of the Common Stock reserved for purposes of the Plan has been purchased. No Offerings may be made after termination of the Plan.

     10.2 Amendment. The Management Development and Compensation Committee or the Board may alter or amend the Plan but may not without the approval of the shareholders of Lafarge make any alteration or amendment thereof which operates (i) to increase the aggregate number of shares of Common Stock which may be issued under the Plan (other than as provided in Section 8.2) or (ii) to change the designation of corporations whose employees may participate in the Plan. Prior to the Restatement Effective Date, Lafarge will provide written notice to the New York Stock Exchange that it will use the exemption from the New York Stock Exchange shareholder approval requirement with respect to material amendments made to the Plan. No termination or amendment of the Plan will adversely affect the rights of a Participant with respect to an Offering, except with the consent of the Participant.

ARTICLE XI.

Miscellaneous

     11.1 Equal Rights and Privileges. All Participants will have the same rights, responsibilities and privileges with respect to rights to purchase Common Stock granted and Common Stock purchased under the Plan, (i) except as limited under Section 4.2, (ii) except that the amount of Common Stock which may be purchased by any Participant under the right to purchase Common Stock may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation, of Participants, and (iii) except as otherwise may be permitted under Section 423 of the Code.

     11.2 Rights Not Transferable. No Participant will be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions accumulated in his or her Account or a right to purchase Common Stock or any rights with regard to the exercise of a right to purchase shares of Common Stock or rights to receive shares of Common Stock under the Plan other than by will or the laws of descent and distribution, and such right and interest will not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. If any such action is taken by the Participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 7.1. During the Participant’s lifetime, only the Participant can make decisions regarding participation in or withdrawal from an Offering under the Plan.

     11.3 Tax Obligations. To the extent any (i) grant of a right to purchase shares of Common Stock hereunder, (ii) purchase of shares of Common Stock hereunder, or (iii) disposition of shares of Common Stock purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Administrative Committee may implement appropriate procedures to ensure that the tax withholding obligations are met. These procedures may include, without limitation, increased withholding from a Participant’s current Compensation, cash payments to Lafarge or another Participating Company by an employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by Lafarge. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Participants in the Plan (or in an Offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

     11.4 Notices. All notices or other communications by a Participant to Lafarge or other entity designated for a particular purpose under or in connection with the Plan will be deemed to have been duly given when received by Lafarge or other designated entity, or when received in the form specified by Lafarge at the location, or by the person, designated by Lafarge for the receipt thereof.

     11.5 Governmental Regulation. Lafarge’s obligation to sell and deliver shares of its Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of the shares.

     11.6 No Employment/Service Rights. Nothing in the Plan will confer upon any Eligible Employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of Lafarge (or any Subsidiary employing such person), or of any Eligible Employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

     11.7 Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Time. Business days for purposes of the Plan are U.S. business days.

     11.8 Masculine and Feminine, Singular and Plural. Whenever used herein, a pronoun will include the opposite gender and the singular will include the plural, and the plural will include the singular, whenever the context will plainly so require.

     11.9 Governing Law. This Plan and the respective rights and obligations of the Participating Companies and the Participants, except to the extent otherwise provided by applicable federal law, will be construed under the laws of the Commonwealth of Maryland, exclusive of Maryland’s conflict of laws provisions.